Exhibit 99.3

Exhibit 99.3 Acorda Acquisition of Biotie Therapies January 19, 2016

2 Forward Looking Statement This presentation includes forward-looking statements. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including the ability to complete the Biotie transaction on a timely basis or at all; the ability to realize the benefits anticipated to be realized by the Biotie transaction and the Civitas transaction; the ability to successfully integrate Biotie’s operations and Civitas’ operations, respectively, into our operations; we may need to raise additional funds to finance our expanded operations and may not be able to do so on acceptable terms; our ability to successfully market and sell Ampyra in the U.S.; third party payers (including governmental agencies) may not reimburse for the use of Ampyra or our other products at acceptable rates or at all and may impose restrictive prior authorization requirements that limit or block prescriptions; the risk of unfavorable results from future studies of Ampyra or from our other research and development programs, including CVT-301, Plumiaz, or any other acquired or in-licensed programs; we may not be able to complete development of, obtain regulatory approval for, or successfully market CVT-301, Plumiaz, or any other products under development; the occurrence of adverse safety events with our products; delays in obtaining or failure to obtain regulatory approval of or to successfully market Fampyra outside of the U.S. and our dependence on our collaboration partner Biogen in connection therewith; competition; failure to protect our intellectual property, to defend against the intellectual property claims of others or to obtain third party intellectual property licenses needed for the commercialization of our products; and failure to comply with regulatory requirements could result in adverse action by regulatory agencies. In addition, the compounds being acquired from Biotie are subject to all the risks inherent in the drug development process, and there can be no assurance that these compounds will receive regulatory approval or be commercially successful. These and other risks are described in greater detail in our filings with the Securities and Exchange Commission. We may not actually achieve the goals or plans described in our forward-looking statements, and investors should not place undue reliance on these statements. Forward-looking statements made in this presentation are made only as of the date hereof, and we disclaim any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this presentation.

3 Forward Looking Statement, contd The tender offer described in this presentation has not yet commenced, and this presentation is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the tender offer is commenced, we will file, or will cause a new wholly owned subsidiary to file, with the SEC a tender offer statement on Schedule TO. Investors and holders of Biotie Equity Interests are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9 that will be filed by Biotie with the SEC, because they will contain important information. These documents will be available at no charge on the SEC’s website at www.sec.gov upon the commencement of the tender offer. In addition, a copy of the offer to purchase, letter of transmittal and other related tender offer documents (once they become available) may be obtained free of charge by directing a request to us at www.acorda.com or Office of the Corporate Secretary, 420 Saw Mill River Road, Ardsley, New York 10502. In addition to the offer to purchase, the related letter of transmittal and certain other offer documents, as well as the solicitation/recommendation statement, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by us at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. our filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov. THE OFFER WILL NOT BE MADE DIRECTLY OR INDIRECTLY IN ANY JURISDICTION WHERE EITHER AN OFFER OR PARTICIPATION THEREIN IS PROHIBITED BY APPLICABLE LAW OR WHERE ANY TENDER OFFER DOCUMENT OR REGISTRATION OR OTHER REQUIREMENTS WOULD APPLY IN ADDITION TO THOSE UNDERTAKEN IN FINLAND AND THE UNITED STATES. IN ADDITION, THE TENDER OFFER DOCUMENTS, THIS PRESENTATION AND RELATED MATERIALS AND ACCEPTANCE FORMS WILL NOT AND MAY NOT BE DISTRIBUTED, FORWARDED OR TRANSMITTED INTO OR FROM ANY JURISDICTION WHERE PROHIBITED BY APPLICABLE LAW. IN PARTICULAR, THE TENDER OFFER IS NOT BEING MADE, DIRECTLY OR INDIRECTLY, IN OR INTO, CANADA, JAPAN, AUSTRALIA, SOUTH AFRICA OR HONG KONG. THE TENDER OFFER CANNOT BE ACCEPTED BY ANY SUCH USE, MEANS OR INSTRUMENTALITY OR FROM WITHIN CANADA, JAPAN, AUSTRALIA, SOUTH AFRICA OR HONG KONG.

4 Biotie Acquisition Overview Publicly-traded, Finland-based company; clinical operations in South San Francisco Lead asset tozadenant in Phase 3 to reduce OFF time in people with Parkinsons disease SYN120 in Phase 2 for PD dementia BTT1023 in POC study for primary sclerosing cholangitis Royalties from Selincro, marketed in the EU for treatment of alcohol dependence $363 million cash transaction Tender offer expected to commence mid to late February Expect closing of transaction in 2H 2016

5 Strategic Rationale Establishes Acorda as a leader in PD therapeutic development CVT-301 to rapidly treat OFF periods Tozadenant to reduce total OFF time SYN120 for PD dementia Adds late stage asset to pipeline 8 clinical stage programs Expect to file three NDAs by end of 2018 Leverages Acorda’s commercial and development expertise

Tozadenant Overview Statistically significant and clinically meaningful OFF time Robust reduction in people treated with multiple PD therapies Phase 2b Data Improvement in multiple secondary endpoints No concerning safety signals Special Protocol Assessment (SPA) Phase 3 Phase 3 study design similar to Phase 2b Enrolling NDA filing expected by end of 2018 Composition of matter through 2025 Intellectual Potential up to 5-year patent term extension (to 2030) Property IP protection in US, EU and other countries 6

7 Positive Phase 2b Trial Hauser, RA, Olanow, CW, and Kieburtz, KD, et al. (2014). Lancet Neurology, Vol 13, 767-776 THE LANCET Neurology

Phase 2b Met Primary Endpoint Patient Diary: Less OFF Time and More ON Time Phase 3 Doses Change in LS Mean (Hours per Day) Compared to Baseline at Week 12 2.5 2.0 1.5 1.0 0.5 0.0 -0.5 -1.0 -1.5 -2.0 -2.5 2.050** 1.547 1.408 1.415 1.045 0.860 -0.763 -1.392 * -1.627 -1.887** -1.857** -1.916** 120+180 mg 120 mg 180 mg 60 mg 240 mg Placebo ON w/o troublesome dyskinesia OFF Time Primary (while awake) Endpoint Targeted dose (120mg) in Phase 3 provides best balance between OFF time and quality ON time * Indicates raw p-value &lt;0.05 relative to placebo ** Indicates raw p-value &lt;0.01 relative to placebo 8

Phase 2b Diary: ON Time with Troublesome Dyskinesia (mITT) Change in Time (Hours) 0.8 0.7 0.6 0.5 0.4 0.3 0.2 0.1 0 -0.1 -0.2 Placebo 60 mg 120 mg 180 mg 240 mg 0 12 24 36 48 60 72 84 Days Post Baseline Days Post Baseline Both targeted doses for the Phase 3 program did not notably increase troublesome dyskinesia 9

10

-3.353 -3.204 -3.501 -2.815 -3.845 -0.994 -4.5 -4.0 -3.5 -3.0 -2.5 -2.0 -1.5 -1.0 -0.5 0.0 120+ 180 mg 120 mg 180 mg 60 mg 240 mg Placebo UPDRS III Change from Baseline (In the ON State) Significant Improvement in UPDRS III Phase 2b Key Secondary Endpoints Significant Improvement in CGI * Indicates raw p-value &lt;0.05 relative to placebo ** Indicates raw p-value &lt;0.01 relative to placebo Change from baseline to end of treatment (week 12, mITT population) ** ** ** ** ** ** * ** ** 1.033 1.062 1.004 0.847 1.022 0.422 0.0 0.2 0.4 0.6 0.8 1.0 1.2 120+ 180 mg 120 mg 180 mg 60 mg 240 mg Placebo CGI Improvement

Phase 2b Safety Data Placebo 60 mg 120 mg 180 mg 240 mg (n=84)(n=85)(n=82)(n=85)(n=84) Patients with at least 1 serious AE 3 1 3 2 4 Deaths 0 1 0 2 3 Patient discontinuations due to TEAE 3 7 10 10 17 TEAE reported by at least 5% of patients Dyskinesia 7 12 13 17 17 Nausea 3 5 9 10 5 Dizziness 1 4 4 11 8 Constipation 0 8 9 3 5 Worsening Parkinson’s disease 9 4 6 8 4 Insomnia 2 2 7 7 5 Fall 4 4 3 7 3 Flushing 2 2 3 6 5 Headache 1 4 4 5 3 Blood creatine phosphokinase increased 2 4 2 5 3 UTI 4 4 5 4 1 Sudden onset of sleep 5 3 2 3 4 Back pain 4 5 1 3 2 Source: Hauser, RA, Olanow, CW, and Kieburtz, KD, et al. (2014). Lancet Neurology, Vol 13, 767-776 11

Ongoing Phase 3 Program Phase 3 Design Similar to Phase 2b N=450 12 Both targeted doses for the Phase 3 program did not notably increase troublesome dyskinesia

Additional Assets Acquired SYN120 BTT1023 Small molecule EMA-approved therapy Fully human VAP-1 5HT /5HT antagonist for reduction in alcohol antibody 6 2A consumption Phase 2 POC in primary Phase 2 data in PD dementia expected by Launched in the EU in sclerosing cholangitis end of 2016 2013 by Lundbeck(PSC) ongoing Phase 2-ready in Double digit royalties Interim futility analysis Alzheimer’s disease expected end of 2016; completion of study Composition of matter expected 1H 2017 through 2025 with potential for PTE (to 2030) 13

Clinical Pipeline Post-Transaction

THERAPY	INDICATION	PHASE 1	PHASE 2	PHASE 3
CVT-301	Parkinson's Disease			
PLUMIAZ™ (Diazepam) Nasal Spray	Seizure Clusters			
TOZADENANT(SYN-115)	Parkinson's Disease			
DALFAMPRIDINE	Chronic Post-Stroke Walking Deficits			
SYN-120	Parkinson's Disease			
BTT-1023	Sclerosing Cholangitis (PSC)			
CVT-427	Migraine			
rHIgM22	MS			

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Substantial Cash Resources $353 million Acorda existing cash $135 million financing package consisting of equity and debt $75 million private placement of common equity $60 million asset-based credit facility ~$80 million cash on Biotie balance sheet Strong balance sheet with pro forma liquidity adequate to fully fund operating plan without additional financing 15

16 Driving Shareholder Value Continue to Grow Ampyra Business Development Advance Pipeline

Acorda Acquisition of Biotie Therapies January 19, 2016